FIRST AMENDMENT TO SECOND AMENDED AND

RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 28, 2007 (the “First Amendment”), is executed by and among WESTELL TECHNOLOGIES, INC., a Delaware corporation (“Technologies”), WESTELL, INC., an Illinois corporation (“Westell”), TELTREND, LLC, a Delaware limited liability company and successor by merger to Teltrend, Inc. (“Teltrend”), CONFERENCE PLUS, INC., a Delaware corporation (“CPI,” and, together with Technologies, Westell and Teltrend, collectively, the “Companies”, and each, individually, a “Company”) Westell Technologies, Inc., as the representative for the Companies (the “Company Representative”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”), whose address is 135 South La Salle Street, Chicago, Illinois 60603.

R E C I T A L S:

A.        The Companies and the Bank entered into that certain Second Amended And Restated Credit Agreement dated as of June 30, 2006 (the “Loan Agreement”), pursuant to which Loan Agreement the Bank has made a Revolving Loan to the Companies evidenced by that certain Revolving Note dated as of June 30, 2006, in the maximum principal amount of Forty Million and 00/100 Dollars ($40,000,000.00), executed by the Companies and made payable to the order of the Bank (the “Revolving Note”).

B.        At the present time the Companies request, and the Bank is agreeable to an amendment to the Fixed Charge Coverage and Total Debt to EBITDA Ratio covenants for the fiscal quarters ending December 31, 2007 and March 31, 2007, pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Companies and the Bank hereby agree as follows:

A G R E E M E N T S:

1.         RECITALS. The foregoing Recitals are hereby made a part of this First Amendment.

2.         DEFINITIONS. Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Loan Agreement.

3.	AMENDMENTS TO THE LOAN AGREEMENT.

3.1       Applicable Margin. The definition of “Applicable Margin” in Section 1.1 of the Loan Agreement is hereby amended by adding the following paragraph at the end thereof:

“Notwithstanding anything to the contrary in the definition of “Applicable Margin”, for the Borrower’s fiscal quarters ending December 31, 2007 and March

31, 2008 the Applicable Margin shall be determined based on the Borrower’s Total Debt to Adjusted EBITDA Ratio for such fiscal quarters.”

3.2       New Definitions. The following new definitions are hereby added to Section 1.1 of the Loan Agreement in the proper alphabetical order:

“          “Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period, plus, severance for facility shutdowns, stay bonuses, the Keystone consulting fee, lease termination for facility shutdown, Inventory relocation, new employee expense, AT&T business loss and stock based compensation in an amount not to exceed $9,000,000 as of the Companies’ fiscal quarter end December 31, 2007 and $11,500,000 as of the Companies’ fiscal quarter end March 31, 2008.

“Adjusted Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total of (i) Adjusted EBITDA for such period minus (ii) the sum of (A) income taxes paid in cash by the Loan Parties for such period plus (B) all unfinanced Capital Expenditures for such period plus (c) cash dividends issued by the Companies and their respective Subsidiaries for such period plus (d) other cash distributions utilized to repurchase stock of the Companies and their respective Subsidiaries for such period to (b) the sum of (i) cash Interest Expense for such period plus (ii) required payments of principal of Funded Debt (excluding the Revolving Loans if no equivalent reduction in the Revolving Commitment is made) for such period.

“Total Debt to Adjusted EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) Adjusted EBITDA for the Computation Period ending on such day.”

3.3       Fixed Charge Coverage Ratio. Section 11.14.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“11.14.1 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period (other than the Computation Periods ending December 31, 2007 and March 31, 2008) to be less than 1.50:1.00, and not permit the Adjusted Fixed Charge Coverage Ratio as of the last day of the Computation Periods ending December 31, 2007 and March 31, 2008 to be less than 1.50 to 1.00.”

3.4       Total Debt to EBITDA Ratio. Section 11.14.3 of the Loan Agreement is hereby amended in its entirety to read as follows:

“11.14.3 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period (other than the Computation Periods ending December 31, 2007 and March 31, 2008) to exceed 2.50:100, and not permit the Total Debt to Adjusted EBITDA as of the last day of the Computation Periods ending December 31, 2007 and March 31, 2008 to exceed 2.50 to 1.00.”

4.         REPRESENTATIONS AND WARRANTIES. To induce the Bank to enter into this First Amendment, each Company hereby certifies, represents and warrants to the Bank that:

4.1       Organization. Each Company is duly organized, existing and in good standing under the laws of the State of its organization with full and adequate power to carry on and conduct its business as presently conducted. Such Company is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. Its Articles of Incorporation and Bylaws, Articles of Organization and Operating Agreement, Borrowing Resolutions and Incumbency Certificate of such Company have not been changed or amended since the most recent date that certified copies thereof were delivered to the Bank. The exact legal name of each Company is as set forth in the preamble of this First Amendment, and such Company currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name. Such Company will not change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure.

4.2       Authorization. Each Company is duly authorized to execute and deliver this First Amendment and is and will continue to be duly authorized to borrow monies under the Loan Agreement, as amended hereby, and to perform its obligations under the Loan Agreement, as amended hereby.

4.3       No Conflicts. The execution and delivery of this First Amendment and the performance by such Company of its obligations under the Loan Agreement, as amended hereby, do not and will not conflict with any provision of law or of the Articles of Incorporation or Bylaws or Articles of Organization or Operating Agreement of such Company or of any agreement binding upon the Company.

4.4       Validity and Binding Effect. The Loan Agreement, as amended hereby, is a legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

4.5       Compliance with Loan Agreement. The representation and warranties set forth in Section 9 of the Loan Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Bank and except for such changes as are specifically permitted under the Loan Agreement. In addition, the Companies have complied with and are in compliance with all of the covenants set forth in the Loan Agreement, as amended hereby, including, but not limited to, those set forth in Section 10 and Section 11 thereof.

4.6       No Event of Default. As of the date hereof, no Event of Default under Section 12 of the Loan Agreement, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

5.         CONDITIONS PRECEDENT. This First Amendment shall become effective as of the date above first written after receipt by the Bank of the following:

5.1       First Amendment. This First Amendment executed by the Companies the Bank.

5.2       Amendment Fee. The Companies agrees to pay to the Bank and amendment fee in the amount of Thirty Thousand and 00/100 Dollars ($30,000.00), due and payable upon the execution and delivery of this First Amendment by the Companies to the Bank.

5.3       Other Documents. Such other documents, certificates and/or opinions of counsel as the Bank may request.

6.	GENERAL.

6.1       Governing Law; Severability. This First Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Loan Agreement and this First Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Agreement and this First Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Loan Agreement and this First Amendment.

6.2       Successors and Assigns. This First Amendment shall be binding upon the Companies, the Bank and their respective successors and assigns, and shall inure to the benefit of the Companies and the Bank and the successors and assigns of the Bank.

6.3       Continuing Force and Effect of Loan Documents. Except as specifically modified or amended by the terms of this First Amendment, all other terms and provisions of the Loan Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Companies, by execution of this First Amendment, hereby reaffirm, assume and bind themselves to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Loan Agreement and the other Loan Documents.

6.4       References to Loan Agreement. Each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import, and each reference to the Loan Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Loan Agreement, as amended hereby.

6.5       Expenses. The Companies shall pay all costs and expenses in connection with the preparation of this First Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of the Bank or any affiliate or parent of the Bank. The Companies shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this First Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

6.6       Counterparts. This First Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Second Amended and Restated Credit Agreement as of the date first above written.

[Signatures follow on the next page]

WESTELL TECHNOLOGIES, INC., as a
Company and as the Company Representative

By:	/s/ Amy Forster
Its:	Chief Financial Officer
Address:	750 North Commons Drive
Aurora, Illinois 60504

WESTELL, INC., as a Company

By:	/s/ Amy Forster
Its:	Chief Financial Officer
Address:	750 North Commons Drive
Aurora, Illinois 60504

CONFERENCE PLUS, INC., as a Company

By:	/s/ Amy Forster
Its:	______________________________
Address:	750 North Commons Drive
Aurora, Illinois 60504

TELTREND, LLC, as a Company

By:	/s/ Amy Forster
Its:	______________________________
Address:	750 North Commons Drive
Aurora, Illinois 60504

LASALLE BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Anne Eharoshe
Name:	Anne Eharoshe
Title:	Vice President

Chicago Legal/Lindquist Duane/Westell/First Amendment